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                                   EXHIBIT 22


LIST OF FOREIGN SUBSIDIARIES


Advanced Micro Devices (U.K.) Limited
Advanced Micro Devices S.A. (France)
Advanced Micro Devices S.A. (Switzerland)(1)
Advanced Micro Devices GmbH
Advanced Micro Devices S.p.A.
Advanced Micro Devices AB
Advanced Micro Devices Belgium S.A.N.V.
Advanced Micro Devices (Canada) Limited
AMD Japan Ltd.
Advanced Micro Devices Sdn. Bhd.
Advanced Micro Devices Export Sdn. Bhd.(2)
Advanced Micro Devices (Singapore) Pte. Ltd.
AMD (Thailand) Limited (3)
AMD Foreign Sales Corporation
Advanced Micro Devices Products Sdn. Bhd.(2)
Advanced Micro Devices Technology Sdn. Bhd.(2)
MMI Integrated Circuits (Singapore) Pte. Ltd.


LIST OF DOMESTIC SUBSIDIARIES

Advanced Micro, Ltd.
AMD Corporation
AMD Far East Ltd.
AMD International Sales and Service, Ltd.



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(1)Subsidiary of AMD International Sales and Service, Ltd.
(2)Subsidiary of Advanced Micro Devices Sdn. Bhd.
(3)Subsidiary of Advanced Micro Devices (Singapore) Pte. Ltd.